As filed with the Securities and Exchange Commission on October 22, 2018

No. 33-28310

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 33-28310

UNDER

THE SECURITIES ACT OF 1933

SUPERVALU INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0617000
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Jill Sutton,
Chief Legal Officer and Secretary
SUPERVALU INC.
c/o United Natural Foods, Inc.	c/o United Natural Foods Inc.
313 Iron Horse Way,	313 Iron Horse Way,
Providence, Rhode Island 02908 Telephone: (401) 528-8634	Providence, Rhode Island 02908 Telephone: (401) 528-8634
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Super Valu Stores, Inc. 1983 Employees Stock Option Plan

(Full title of the plans)

With a copy to:

Laura P. Knoll

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street

Boston, Massachusetts 02116
Telephone: (617) 573-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to Registration No. 33-28310 (the “Registration Statement”), as amended, filed with the U.S. Securities and Exchange Commission on Form S-8 on April 25, 1989, covering an aggregate of 2,000,000 shares of common stock, $1.00 par value per share, of Super Valu Stores, Inc. (predecessor in interest to SUPERVALU INC. (the “Company”)) and which became common stock, $0.01 par value per share, of the Company,  issuable under the Super Valu Stores, Inc. 1983 Employees Stock Option Plan.

On October 22, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of July 25, 2018 (as amended October 10, 2018, the “Merger Agreement”), by and among the Company, SUPERVALU Enterprises, Inc., a Delaware corporation, United Natural Foods, Inc., a Delaware corporation, (“UNFI”), and Jedi Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of UNFI (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of UNFI.

As a result of the transactions contemplated in the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.  This filing is made in accordance with an undertaking in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on October 22, 2018.*

SUPERVALU INC.

By:	/s/ Jill E. Sutton
	Name:	Jill E. Sutton
	Title:	Chief Legal Officer and Secretary

* Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment No. 2.